AMENDED AND RESTATED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D and any amendments thereto with respect to the common stock of IRIDEX Corporation and agree that this Amended and Restated Joint Filing Agreement (the “Agreement”) shall be included as an exhibit to such Schedule 13D, as amended.

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of July 10, 2026.

NOVEL INSPIRATION INTERNATIONAL CO., LTD.

By: /s/ Shih-Yao David Lin

Name:  Shih-Yao David Lin

Title:   Chief Executive Officer

XINPO VENTURE CAPITAL CO., LTD.

By: /s/ Hao Lung Hsu

Name: Hao Lung Hsu

Title:   Director and Chairman

/s/ Shih-Yao David Lin

Shih-Yao David Lin